April	18, 2006

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

Ladies and Gentlemen:

Re: Oscient Pharmaceuticals Corporation

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 27,233,176 shares of common stock, $0.10 par value (“Common Stock”), of Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”). The shares consist of (i) 18,035,216 shares of Common Stock (the “Shares”) and 9,017,608 shares of Common Stock issuable (the “Purchaser Warrant Shares”) upon exercise of warrants (the “Purchaser Warrants”), purchased pursuant to Purchase Agreements dated April 5, 2006 between the Company and the purchasers named therein, and (ii) 180,352 shares of Common Stock (the “Agent Warrant Shares” and, together with the Purchaser Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants (the “Agent Warrants” and, together with the Purchaser Warrants, the “Warrants”) issued pursuant to the Engagement Letter dated March 21, 2006, as amended, between the Company and the placement agents named therein. The Shares and the Warrant Shares are being registered to permit the secondary trading of such securities by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance and sale of the Shares and the Warrants and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon a signed copy of the Registration Statement and such other documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to matters governed by the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable and that the Warrant Shares are duly authorized and, when the Warrant Shares have been issued in accordance with the terms of the Warrants, including without limitation when the Company has received the consideration in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and the Warrant Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP